Exhibit 10.8

CONFIDENTIAL TREATMENT REQUESTED
CONSOLIDATED AND RESTATED AMENDMENT TO
DISTRIBUTORSHIP AGREEMENT

This Consolidated and Restated Amendment to Distributorship Agreement (this “Amendment”) is made and entered into as of the ___ day of June, 2005 (the “Effective Date”) by and between Patterson Companies, Inc., a corporation organized under the laws of the State of Minnesota (“Patterson”), and Sirona Dental Systems GmbH, a limited liability company organized under the laws of the Federal Republic of Germany (“Sirona”). Patterson and Sirona are sometimes collectively referred to as the “Parties” and each individually as a “Party.”

RECITALS:

WHEREAS, the Parties entered into a Distributorship Agreement dated by Patterson April 24, 1998 and dated by Sirona April 27, 1998 (the “Distributorship Agreement”), a copy of which is attached to this Amendment and incorporated herein;

WHEREAS, the Parties entered into five agreements amending the Distributorship Agreement (together, the “Prior Amendments”), a copy of each of which is attached to this Amendment and incorporated herein;

WHEREAS, the Parties desire by this Amendment to amend further the Distributorship Agreement and to consolidate those further amendments with the Prior Amendments so that the Distributorship Agreement, as modified by this Amendment, will be a fully-integrated agreement as of the Effective Date;

NOW, THEREFORE, in consideration of the above premises and the mutual covenants in this Amendment, and for other good and valuable consideration, given by each Party to the other, the sufficiency and receipt of which are hereby acknowledged, the Parties, for themselves, their successors and permitted assigns, intending to be legally bound, agree that the Distributorship Agreement be amended as follows:

I.              Extension of Exclusivity.  Section 17.1 of the Distributorship Agreement is deleted in its entirety and is replaced by the following provision:

Subject to the termination provisions set forth in item VIII of this Agreement (including the duration of the exclusive provisions of the Distributorship Agreement), the Distributorship Amendment is extended through September 30, 2017; that is, ten years beyond the period of exclusivity granted under the fifth of the Prior Amendments. Such ten-year extension will be deemed to be a new contract to take effect on October 1, 2007 if the Distributorship Agreement is in full force and effect on September 30, 2007 and will be governed under the terms of this Amendment.

II.            Payment for Extension of Exclusivity.  Patterson will make a one-time payment to Sirona of $100 million to be paid by wire transfer by June 30, 2005 in consideration of the additional ten (10) years of exclusivity granted by this Amendment.  For all economic purposes, Patterson and Sirona agree that the $100 million consideration will begin to be earned on October 1, 2007.

CONFIDENTIAL TREATMENT REQUESTED

III.           Mutually Exclusive Arrangement.  Sections 1.3, 1.2 and 1.1 of the Distributorship Agreement are deleted in their entirety and are replaced by the following provisions:

A.            “Contractual Products” means all current and future CAD-CAM equipment manufactured by Sirona, solely or principally to produce dental restorations in either the dental lab or in the dentist’s office.

Contractual Products will include activation keys, spare parts, and repair exchange parts. For the avoidance of doubt, Contractual Products will not include services that use CAD-CAM technology such as Sirona’s infiniDent service, “specialty customized CAD/CAM solutions,” or consumables, including, without limitation, blocks. For purposes of this item III.A, a specialty customized CAD/CAM solution is a CAD/CAM product that is functionally different from Contractual Products in a material way, including without limitation custom modifications for individual customers, which difference has the practical affect of excluding such product from the broad end-user market.

During the term of the Distributorship Agreement, Patterson will have a right of first offer to be the exclusive distributor for Sirona in the Territory of future CAD/CAM products designed solely or principally to produce dental restorations in either the Dental lab or in the dentist’s office, which products are acquired by Sirona from a third-party or are produced by Sirona, but which products are materially different (other than cosmetically) from Contractual Products and are not marketed under the Sirona brand.  The right of first offer shall be administered as follows:

1.             Before Sirona markets such products itself or through others, it will first deliver to Patterson a written offer prepared by Sirona (the “First Refusal Offer”), which will be irrevocable for a period of 30 calendar days after delivery thereof (the “First Refusal Offer Period”).  The First Refusal Offer will offer to Patterson, or at Patterson’s election, to an Affiliate (defined in item XII.A) of Patterson, the opportunity to enter into an exclusive arrangement with Sirona with respect to such products in the Territory under the terms and conditions of the Distributorship Agreement (with applicable changes to consideration and other economic provisions as proposed by Sirona and agreed by Patterson) for the then-remainder of the term of the Distributorship Agreement (the “First Refusal Terms”).

2.             At any time prior to the expiration of the First Refusal Offer Period, Patterson will have the right to elect, by written notice to Sirona (the “First Refusal Acceptance Notice”), to enter into an amended Distributorship Agreement as set forth in the First Refusal Terms.  If Patterson delivers the First Refusal Acceptance Notice prior to the expiration of the First Refusal Offer Period, Patterson and Sirona will negotiate in good faith to enter into the amended Distributorship Agreement within 30 days after Patterson’s delivery of the First Refusal Acceptance Notice.

3.             If (i) Patterson fails to deliver the First Refusal Acceptance Notice prior to the expiration of the First Refusal Offer Period, or (ii) if the Parties fail to enter in to an amended Distributorship Agreement within such 30-day period after such

CONFIDENTIAL TREATMENT REQUESTED

good-faith negotiations consistent with the First Refusal Terms as the Parties may agree to modify them, then, Sirona will be permitted to distribute such products in the Territory either itself (or through a Sirona subsidiary or affiliate), or with an unrelated third-party on arms-length terms which are not materially more favorable to the applicable third-party than the First Refusal Terms. If Sirona does not commence such distribution, itself or with such third-party within the 180-day period immediately after the expiration of the First Refusal Offer Period, then the distribution of such products in the Territory will again become subject to Patterson’s right of first offer as set forth in this item III.A.

4.             Time will be of the essence with respect to all time periods set forth in this item III.A.

Annex 1 to the Distributorship Agreement, as amended, is deleted in its entirety.  From time to time upon Patterson’s request, Sirona will deliver a list of the then-current Contractual Products.

B.            The “Territory” covered by the Distributorship Agreement will be the United States of America including its territories and possessions, and Canada, including all of its provinces.

C.            Sirona’s Exclusive to Patterson.  For so long as Patterson provides Sirona with the exclusivity described in item III.D, and subject to Sirona’s termination rights described in item VIII, Sirona grants to Patterson the exclusive right to distribute (itself or through an Affiliate) Contractual Products solely in the Territory to end users.  The exclusive is subject to Sirona’s right to distribute (itself or through a subsidiary or affiliate) Contractual Products to academic institutions and government agencies and facilities and to sell dental restoration services.  Sirona will be entitled to enlist Patterson’s help in providing technical services on a fee-for-service basis.

D.            Patterson’s Exclusive to Sirona.  For so long as Sirona provides Patterson with the exclusivity described in item III.C, and subject to Patterson’s termination rights described in item VIII, Patterson will forbear from promoting or selling, directly or indirectly, in the Territory any product that competes with Contractual Products or parts therefor.

IV.             Dental Lab Products.  Patterson will use its best efforts to promote and sell Contractual Products to dental labs in the Territory.  As such, Patterson will assure that not later than October 1, 2005 each local Patterson branch has readily available a demonstration unit for each type of Contractual Product offered by Sirona specifically for dental lab use (“Dental Lab Products”).

CONFIDENTIAL TREATMENT REQUESTED

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

V.            [*].  Sirona intends to enter the market for [*]. For so long as [*] are competitive in quality and price, Patterson will use its best efforts to ensure that [*] are marketed actively.

VI.           Patterson’s Minimum Purchase Requirements.  Section 2.4 of the Distributorship Agreement is deleted in its entirety and is replaced by the following provisions:

A.            Minimum Purchase Requirement.  Subject to item VI.F, in each Sirona fiscal year (i.e., October 1 through September 30), Patterson will purchase from Sirona the dollar volume of Contractual Products (based on net invoice price to Patterson) as set forth in the following Table adjusted as described in B, below.

MINIMUM PURCHASE REQUIREMENTS TABLE

Sirona Fiscal Year	Total Annual Minimum Purchase Requirement for eligible Contractual Products (US $)	Growth from prior year
2005/06	$[*]	[*]%
2006/07	$[*]	[*]%
2007/08	$[*]	[*]%
2008/09	$[*]	[*]%
2009/10	$[*]	[*]%
2010/11	$[*]	[*]%
2011/12	$[*]	[*]%
2012/13	$[*]	[*]%
2013/14	$[*]	[*]%
2014/15	$[*]	[*]%
2015/16	$[*]	[*]%
2016/17	$[*]	[*]%

B.        Adjustments to Annual Minimum Quantities.   Subject to item VI.F, for each Sirona fiscal year the minimum purchase requirement will be the higher of (1) the minimum purchase requirement for such year as set forth in the Table, or (2) the actual dollar volume of purchases (based on net invoice price to Patterson) of Contractual Products during the last Sirona fiscal year plus [*]% of such actual dollar volume. The annual purchase requirement as set forth in the Table, as it may be adjusted by this provision, is referred to as the “Minimum Purchase Requirement.”

C.            Easing the Minimum Purchase Requirement.   The Minimum Purchase Requirement may be adjusted to avoid Patterson being penalized for over-production or by unnecessary levels of inventory. Therefore, the strict requirement of satisfying a Minimum Purchase Requirement will be eased by either of the following mechanisms:

CONFIDENTIAL TREATMENT REQUESTED

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

1.             If, in any Sirona fiscal year, the Minimum Purchase Requirement is not satisfied, it will nevertheless be deemed to be satisfied if Patterson’s actual dollar volume of purchases of Contractual Products for such year, plus its actual dollar volume of purchases of Contractual Products during the last two preceding Sirona fiscal years, is equal to or exceeds the total of the Minimum Purchase Requirements for such three years; or

2.             If, in any Sirona fiscal year, the Minimum Purchase Requirement is not satisfied by [*]% or less, it will nevertheless be deemed to be satisfied if: (i) in the next succeeding Sirona fiscal year, the actual dollar volume of purchases of Contractual Products exceeds the Minimum Purchase Requirement for such year by at least the amount of the deficiency in the last preceding year; or (ii) the total of the actual dollar volume of purchases of Contractual Products in the year of the deficiency plus the actual dollar volume of purchases of Contractual Products in the Sirona fiscal year immediately preceding and immediately subsequent to such year is equal to or exceeds the total of the Minimum Purchase Requirements for such three years.

D.            Some Purchases Are Not Counted.   Some products will not be included in the computation of Minimum Purchase Requirement or in the determination of whether a Minimum Purchase Requirement has been satisfied, even if such products are Contractual Products. These are spare parts, repair exchange parts and activation keys. For the avoidance of doubt, consumables (including, without limitation, blocks), CEREC Club revenues, software revenues, and other services or maintenance revenues are not considered in the determination of whether a Minimum Purchase Requirement has been satisfied.

E.             Minimum Monthly Orders from Patterson.   To help ensure even distribution of Sirona manufacturing capacity, Patterson agrees to place a firm order mandating that at least [*] of the Minimum Purchase Requirement in any year is delivered to Patterson in each month of that year (the “Minimum Monthly Order”). For the purposes of inventory reduction, Patterson may elect to skip one required Minimum Monthly Order per year with 90 days’ prior notice to Sirona.

F.             Special Rules for Fiscal Years 2005-2007.    Notwithstanding anything in this Amendment to the contrary, for purposes of determining Sirona’s rights of termination under item VIII.A.4 of this Amendment, the Minimum Purchase Requirements for Sirona fiscal years 2005/2006 and 2006/2007 will be $[*] and $[*], respectively, instead of the higher requirements set forth in the above Minimum Purchase Requirements Table for such years. For all other purposes, the Minimum Purchase Requirements for Sirona fiscal years 2005/2006 and 2006/2007 will be as set forth in such Table, including without limitation for calculations, including those in C of this item VI, if a Sirona fiscal year after 2006/2007 is affected.

CONFIDENTIAL TREATMENT REQUESTED

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

VII.         Prices of Contractual Products.    Section 8.2 of the Distributorship Agreement is deleted in its entirety and is replaced by the following provisions:

A.            Current Prices and Price Increases.    Prices for Contractual Products, spare parts, repair exchange parts, and accessories of Contractual Products will continue at their current levels which will be set forth in Annex 3. Annex 3 will be deemed amended at the time that the prices of new Contractual Products are established or whenever prices of in-line Contractual Products are changed, as follows:

1.             New Contractual Products.   Sirona will establish the price of new Contractual Products (i.e., Contractual Products that have significantly improved functionality, or have different functionality than existing products).

2.             In-Line Contractual Products.   Sirona will consider an annual price increase for in-line Contractual Products. Unless the Parties otherwise agree in writing, the price of each Contractual Product and each part and accessory for such Contractual Product will be increased effective October 1 of each year during the term of the Distributorship Agreement beginning October 1, 2005 by the greater of: (i) [*]%; or (ii) the increase over the prior year in the Consumer Price Index for All Urban Consumers, U.S. City Average, Base 1982-84 = 100.

3.             Exchange-Rate Effect.   All prices will be stated in U.S. dollars. For the purpose of this Distributorship Agreement, the baseline exchange rate will be 1 Euro equals USD [*].  If there is a change in this exchange rate plus or minus an average of [*]% or more sustained over a rolling 30-day period (the “Trigger Event”), one of the following two effects shall occur:

(i)      Should the US dollar depreciate by more than [*]% (i.e., less than 1 Euro equals [*] USD), Sirona will have the right to increase prices of Contractual Products, spare parts, repair exchange parts, and accessories of Contractual Products by applying all or a part of the new exchange rate upon not less than 30 days’ prior written notice to Patterson.

(ii)     Should the US dollar appreciate by more than [*]% (i.e., greater than 1 Euro equals [*] USD), Sirona will credit Patterson with [*]% of the incremental revenue, calculated as set forth in the following sentence. Upon occurrence of the Trigger Event, incremental revenue to be so credited will be calculated on the day that Contractual Products that count toward the Minimum Purchase Requirement (as described in item VI.D of this Amendment) are paid for by Patterson, by the formula: [*] multiplied by ([*], less the dollar exchange rate listed at noon CET on the Frankfurt currency exchange), multiplied by the price paid for such  Contractual Products.

CONFIDENTIAL TREATMENT REQUESTED

VIII.        Termination of the Agreement.   Sections 17.2 (including Subsections 17.2.1, 17.2.2 and 17.2.3), 17.3 (including Subsections 17.3.1, 17.3.2 and 17.3.3) and 17.4 of the Distributorship Agreement are deleted in their entirety and are replaced by the following provisions:

A.            Termination for Cause.   The Distributorship Agreement will continue for its full term unless it is earlier terminated, as follows:   Patterson and Sirona may each terminate the Distributorship Agreement (or it may elect instead to terminate only the mutual grants of exclusivity described in items III.C and D of this Amendment) upon written notice to the other with immediate effect due to the following occurring to (or in the case of a material breach committed by) the other Party:

1.             Force Majeure.   If an event of Force Majeure (defined in item XII.A),  occurs that hinders a Party’s performance under the Agreement for more than 6 months.

2.             Bankruptcy.   If either Sirona or Patterson becomes insolvent, files or has filed against it a petition in bankruptcy, makes a general assignment for the benefit of its creditors, has a receiver or trustee appointed for its business, properties or assets, and such petition, other than a petition filed by Sirona or Patterson, as the case may be, or appointment has not been dismissed or withdrawn for 90 business days.

3.             Material Breach.   If Sirona or Patterson is in serious default of a payment obligation (including, without limitation, failure to pay timely an obligation more than 3 times in any Sirona fiscal year), or otherwise materially breaches the Agreement. (A non-payment material breach is one that (i) is adverse to the essential business value of the Agreement because of its serious nature or its redundancy, (ii) breaches an obligation of confidentiality under the Distributorship Agreement, (iii) infringes the other Party’s intellectual property, or (iv) breaches an obligation under the Distributorship Agreement with respect to the other Party’s trademarks or other intellectual property).  For non-payment material breaches, the non-breaching party will give notice of breach to the breaching party and will provide 90 days to cure the breach if the breach is, in fact, capable of being cured within that period. Certain essential non-payment material breaches will be deemed non-curable and termination will be effective upon 30 days’ written notice, as follows:

(a)  if Sirona breaches its exclusive obligations to Patterson with respect to Contractual Products, or, subject to Sirona’s rights described in the first paragraph of item X, Sirona (x) discontinues the manufacture of Contractual Products or (y) fails to deliver material quantities of Contractual Products in accordance with confirmed delivery schedules by more than 60 days more than 4 times in any Sirona fiscal year, each failure to deliver being wholly independent of the others, in either case of (x) or (y) other than as a result of an event of Force Majeure; and

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(b)  if (A) Patterson commits a breach described in (ii) through (iv) of this item VIII.A.3, or (B) Patterson breaches its exclusive obligations to Sirona with respect to Contractual Products, or sells outside the Territory or sells to persons/entities other than end users, or (C) (x) ownership of 30.1% or more of the equity securities of Patterson entitled to vote or (y) the right to control the management or policies of Patterson is acquired (directly or indirectly) by a company that competes with Sirona or any Sirona Affiliate that is engaged in the dental equipment business, or (D) Patterson acquires (directly or indirectly) an interest in a company that competes with Sirona or any Sirona Affiliate in any of the dental equipment business lines currently engaged in by Sirona or such Affiliate.

                4.             Underperformance.

(i)      Generally Regarding All Contractual Products.   Subject to item VI.F of this Amendment, if Patterson fails to satisfy the Minimum Purchase Requirement, after taking into account the adjustment mechanisms described in item VI.C of this Amendment (“Underperformance”), then Sirona, and only Sirona, may exercise its termination rights hereunder upon 90 days’ notice to Patterson. Given the significant period of time over which Underperformance develops, such breach is not deemed capable of cure.  Sirona’s sole remedy for Patterson’s Underperformance shall be the exercise of its termination rights, and Patterson shall not be liable for damages resulting solely from its Underperformance.

(ii)     Dental Lab Products.   Sirona will have the special right to terminate the exclusivity to Patterson solely with respect to Contractual Products comprised of Dental Lab Products if Patterson exits the market for Dental Lab Products or fails to satisfy its obligations under item IV of this Amendment. This limited termination of exclusivity will be Sirona’s sole remedy in the event of such breach by Patterson.

(iii)    Underperformance is a no-fault concept.   Aside from failing to meet the Minimum Purchase Requirement as a result of a willful breach (which shall be deemed to be a material breach), it does not matter whether the Underperformance described in (i) or (ii) of this item VIII.A.4 is due to market conditions or the noncompetitive nature of Contractual Products or other cause.

B.   Exclusive Remedies.   Termination of the Distributorship Agreement or the rights of exclusivity or thereunder,  as provided in this item VIII, and liquidated or other damages as provided in item IX below, are the exclusive remedies available to the Parties under this Agreement, at law or otherwise for breach of the Distributorship Agreement, except that, either Party may also seek equitable relief if the other Party breaches its obligations of confidentiality under the Distributorship Agreement, infringes the other

CONFIDENTIAL TREATMENT REQUESTED

Party’s intellectual property or breaches any of its obligations under the Distributorship Agreement with respect to the other Party’s trademarks or other intellectual property.

IX.           Liquidated Damages.   Subsections 15.1 and 15.2 of the Distributorship Agreement are deleted in their entirety and are replaced by the following provisions:

A.            General Concept.   All of the for-cause terminations described in item VIII of this Amendment result in liquidated damages, except a material breach by Patterson or the occurrence to Patterson of an event described in item VIII.A.2 will not give rise to liquidated damages. In the case of material breach by Patterson, Sirona will not have the benefit of liquidated damages and will have to prove its actual damages, subject to the limitations described in E of this item IX, and subject to the limitation that termination of this Agreement or the right of exclusivity is the sole remedy of Sirona for Patterson’s Underperformance. This Amendment establishes two schedules of liquidated damage, each of which contemplates a partial return to Patterson of the consideration described in item II of this Amendment paid by Patterson. Schedule I approximates a straight-line amortization of the consideration, and Schedule II establishes an accelerated depreciation schedule intended to approximate the value earned by Sirona.  Liquidated damages will be paid, in Sirona’s sole, absolute discretion, either in cash, or in preferred equity certificates (“PECs”) or equivalent junior subordinated promissory notes, as described in C of this item IX. The Liquidated Damage Schedules follow:

Liquidated Damage Schedules

	SCHEDULE I	SCHEDULE II
Effective Date of Termination within Sirona Fiscal Year ending in	Nominal value of PECs To be Issued	Nominal value of PECs To be Issued
2005-2007	$100 million	$100 million
2008	$90 million	$85 million
2009	$80 million	$70 million
2010	$70 million	$55 million
2011	$60 million	$40 million
2012	$50 million	$25 million
2013	$40 million	$20 million
2014	$30 million	$15 million
2015	$20 million	$10 million
2016	$10 million	$5 million
2017	$0	$0

B.            Availability of Liquidated Damages.

CONFIDENTIAL TREATMENT REQUESTED

1.             Schedule I liquidated damages will be available only upon termination of the Distributorship Agreement by Patterson due to a material breach by Sirona as described in item VIII.A.3 of this Amendment.

2.             Schedule II liquidated damages will be available only upon termination of the Distributorship Agreement for the following reasons:

(i)      in the event of termination by either Sirona or Patterson as a result of Force Majeure (except that, if such termination by Sirona is for an event of Force Majeure that manifests in the failure of Patterson to pay for Contractual Products actually ordered and delivered, such liquidated damages will be offset by the money owed by Patterson to Sirona);

(ii)     in the event of termination by Patterson upon the occurrence to Sirona of an event described in item VIII.A.2; or

(iii)    in the event of termination by Sirona as a result of Underperformance by Patterson.

C.            PECs.   PECs are securities in Sirona’s ultimate parent entity, Sirona Holdings LuxCo SCA, or a subsidiary.  PECs will have the following characteristics: PECs rank senior in liquidation to any of the securities of Sirona’s parent held by Madison Dearborn Partners, and accrue a cumulative PIK yield of 8% per annum, compounded annually (or the equivalent in cash if Sirona elects to pay liquidated damages in cash).  PECs have a scheduled redemption date one year past the scheduled maturity date of Sirona’s senior and mezzanine indebtedness. PECs issued as liquidated damages will not be transferable.  To the extent permitted by Sirona’s senior and mezzanine indebtedness, PECs will be subject to earlier redemption for cash at the option of Sirona’s parent. Sirona’s parent will not be permitted to make any dividend payment to, or capital redemption from any of Madison Dearborn Partners, Beecken Petty O’Keefe & Company or management investors (the “Investors”) in respect of the Investors’ investments in Sirona’s parent or any fee or other distribution to the Investors other than (i) customary management and advisory fees and costs payable to the Investors and (ii) redemptions of share capital and quasi-equity investments of management investors as required pursuant to Sirona’s parent’s contractual obligations to the management investors.  Notwithstanding the foregoing, if Sirona concludes that it would be tax inefficient to Sirona for its ultimate parent to issue PECs, then Sirona may, in lieu thereof, issue or cause an affiliate to issue, an equivalent amount of junior subordinated promissory notes that contain substantially identical rights, terms, obligations and preferences as those of the PECs, in which case all references herein to PECs shall mean and include such junior subordinated promissory notes.

D.            Special Payment of Liquidated Damages in The Event of Certain Material Breaches by Sirona.   In the event that Schedule I Liquidated Damages are due to Patterson under item VIII.A.3 of this Amendment due to (1) a grant by Sirona to any other person or entity of distribution rights that contravene Sirona’s exclusivity obligations to Patterson under item III.C, or (2) the sale by Sirona or a  subsidiary of

CONFIDENTIAL TREATMENT REQUESTED

Contractual Products in the Territory other than as permitted under item VIII.C, each a “Special Breach,” then, notwithstanding anything in this Amendment to the contrary: (i) if such liquidated damages are payable as a result of a Special Breach that occurs during the term of this Distributorship Agreement on or before September 30, 2007, such liquidated damages will be paid in cash (USD); and (ii) if such liquidated damages are payable as a result of a Special Breach that occurs during the term of this Distributorship Agreement on or after October 1, 2007, such liquidated damages will be paid by a subordinated note (the “Sub Note”) to be issued by Sirona’s ultimate parent entity, Sirona Holdings LuxCo SCA, or a subsidiary. The Sub Note will be in the form substantially as set forth in Annex 1 to this item IX.D, attached hereto and incorporated herein.

E.             Characteristics of Liquidated Damages.   Liquidated damages have the following attributes:

1.             Liquidated damages are only available upon termination of the Distributorship Agreement, or the rights of exclusivity thereunder, for cause as described in B of this item IX.

2.             Where liquidated damages are available, no other damages will be available.

3.             Except for liquidated damages, Patterson will not be entitled to any return of the consideration described in item II of this Amendment paid by it.

4.             Liquidated damages are not penalties, but are agreed damages constituting a reasonable approximation of the loss to Patterson in the event of the applicable breach or event giving rise to them.

F.             Other Relevant Damage Concepts.

1.             Other than as provided in this item IX, neither Patterson nor Sirona will have any right to damages of any nature for breaches of the Distributorship Agreement.  For the avoidance of doubt, Sirona will have no liability for damages of any nature other than liquidated damages provided under this item IX, and Sirona will have the right to offset against liquidated damages sums owed by Patterson for Contractual Products actually ordered and delivered. During the cure period for a material breach capable of cure, the Parties will consult with one another in order to fully understand the nature of the breach and the requirements for its cure.

2.             Except with respect to the infringement by Patterson of Sirona’s intellectual property rights, or breach by Patterson of its obligations under the Distributorship Agreement relating to Sirona’s confidential information or intellectual property, including without limitation the Sirona trademarks, in no event will Patterson be liable to Sirona for indirect, special, punitive or consequential damages, including without limitation, loss of profits, arising from any cause whatsoever. Subject to items VIII.A.1, 2 and 4, in no event will either

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Party be liable for a breach of the Distributorship Agreement caused by an event of Force Majeure other than breach of the obligation of Patterson to pay for Contractual Products actually ordered and delivered, to which Force Majeure will not apply).

X.            Protection against Technical Obsolescence.

A.            Change in Technical Specifications.   Notwithstanding anything in the Distributorship Agreement to the contrary, Sirona reserves the right to change the technical specifications of Contractual Products and to discontinue the manufacture and/or sale of Contractual Products in the ordinary course of business in connection with upgrading or creating new versions or models of Contractual Products or as required by law.

B.                                     Notice to Patterson.   Subject to A of this item X, Sirona agrees that it will give to Patterson at least 5 months’ prior notice of the market introduction of any major functionality change to a Contractual Product to allow sufficient time for Patterson to deplete its then-current inventory.  A “Major Functionality Change” is defined as: (1) a hardware change that will (x) significantly expand the range of indication for the user, or (y) enable the operation of a software program that is scheduled to be released within the 5 months following the hardware change; or (2) a software upgrade that will not operate on a version of the hardware that has been delivered to Patterson in the 5- month period prior to introduction of the upgrade.  If Sirona provides Patterson with the aforesaid  notice, then, during the 3-month period prior to the rollout of the Major Functionality Change, at Patterson’s election (a) Sirona will provide Patterson with an upgrade at no charge so that the product received by Patterson during such 3-month period will meet the specifications of the Major Functionality Change; or (b) Patterson may refuse further shipments of the then-current product until the earlier of  (x) the time when the product with the Major Functionality Change is available, or (y) a product that can be upgraded to a product that will meet the specifications of the Major Functionality Change is available.  If the aforesaid 5-month notice is not given, then, as Patterson’s sole and exclusive remedy, Sirona will, in it sole discretion, update or replace, free of charge, any non-compatible Contractual Products delivered to Patterson during the 5-month period prior to the rollout of the Major Functionality Change.

XI.           Future Market Penetration.

A.          Determination of a Restricted Market.   Sirona and Patterson will meet in the event that either of them notifies the other that it believes that future growth of the market for Contractual Products in the Territory is being restricted by limited access to the market. If Sirona and Patterson agree that such restriction exists, the exclusive granted to Patterson by Sirona and the exclusive granted to Sirona by Patterson will terminate, the Distributorship Agreement will be modified as agreed by the Parties to reflect such termination, and Contractual Products will be offered by Sirona in a wider distribution.

CONFIDENTIAL TREATMENT REQUESTED
[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

B.            Ending the Exclusive.   In any event, once Patterson purchases a dollar amount of Contractual Products that is greater than the cumulative 12-year dollar amount of the Total Annual Minimum Purchase Requirements for Contractual Products eligible to be counted under item VI.D of this Amendment, Sirona will have the absolute right to terminate such exclusive and implement broader distribution. However, before making that determination, Sirona will consult with Patterson to discuss, among other things, modifications to the Distributorship Agreement as a result of such termination.

C.            Special Commission to Patterson.   If wider distribution is implemented under A or B of this item XI , Sirona will pay to Patterson a commission of [*]% of the net wholesale price of Contractual Products that are included in the computation of the Minimum Purchase Requirement, are sold through channels other than Patterson and not by Sirona itself (as permitted under item III.C), and are sold in the Territory during the portion of the term of the Distributorship Agreement remaining after such wider distribution is implemented. This commission will be paid in consideration of Patterson providing advice and assistance to Sirona in its wider distribution efforts. Such payment will be the sole and exclusive right and remedy of Patterson for compensation arising out of the termination of the exclusive arrangement, and the remaining applicable terms of this Distribution Agreement will remain in full force and effect.

XII.         Additional Provisions.

A.         Additional Definitions.    In addition to the definitions set forth in this Amendment, for purposes of the Distributorship Agreement, the following terms when capitalized will have the meanings set forth below when :

1.             “Affiliate” means, with respect to any specified person or entity, any other person or entity that directly or indirectly controls, or is under common control with, or is owned or controlled by, the specified person, and, with respect to the person or entity to be determined hereunder to be a Patterson Affiliate, is engaged in the distribution of dental equipment and supplies. For purposes of this definition, “control”, with respect to any specified person, refers either to (i) the beneficial ownership of 50.1% or more of all classes of equity securities with voting rights issued by such person, or (ii) the power to direct the management and policies of the specified person by contract or otherwise.

2.             “Force Majeure” means an act of God or the public enemy, riots, accidents, strikes or differences with labor, labor shortage, inability to obtain material, equipment, transportation or fuel, epidemics, quarantine, restrictions, unusually severe weather, compliance with or the operation of any applicable legislation, regulation, directive, order or ruling of any government, or political subdivision or agency thereof, judgments or orders of any court of competent jurisdiction, or any other event beyond the reasonable control of the Party claiming benefit of Force Majeure, whether or not similar to the foregoing causes.

CONFIDENTIAL TREATMENT REQUESTED

B.            Third Party Licenses; Graymarket Goods.   In the event Sirona licenses significant aspects of its technology or other intellectual property related to Contractual Products that would enable another party to produce, distribute or sell CAD-CAM equipment to make dental restorations in either the dental lab or in the dentist’s office, Sirona shall provide in the license agreement or other arrangement that such equipment will not be marketed, distributed or sold by such licensee in the Territory, and Sirona shall use its reasonable commercial efforts to enforce such provision. The breach by Sirona of its obligations in this item XII.B will be deemed a material breach under item VIII.A.3; provided that, the cure period with respect to such breach will be 180 days rather than 90 days. In the event that Patterson alleges a breach of Sirona’s obligation hereunder to use reasonable commercial efforts to enforce such provision, Patterson will cooperate with Sirona in effecting such cure. For the avoidance of doubt, the Parties agree that if a court awards royalties to Sirona as damages for breach by a third-party of such technology or intellectual property, such award will not be a breach of this item XII.B.

For the avoidance of doubt, the Parties understand that (1) Graymarket Contractual Products may be promoted for distribution and distributed in the Territory by persons unauthorized by Sirona; and (2) such distribution is not a breach by Sirona  of its obligations under the Distributorship Agreement. The Parties will cooperate with one another and with U.S. governmental authorities in any action that may be taken by such authorities or either Party to prevent Graymarket Contractual Products in the Territory.

C.             Successors Bound.   This Amendment and the Distributorship Agreement shall inure to the benefit of and be binding upon the successors to the Parties.

D.             Headings; Negotiation.   The captions, headings and titles used in this Amendment are for convenience of reference only and will not affect in any way the meaning or interpretation of this Amendment. This Amendment is the result of arms-length negotiation and, accordingly, no presumption or burden of proof will arise with respect to any ambiguity or question of intent concerning this Amendment favoring or disfavoring either Party by virtue of the authorship of any provision hereof.

E.              Counterparts.   This Amendment may be executed in multiple counterparts, which shall be deemed to be one and the same instrument and each of which shall be deemed enforceable without production of the others.

Except as expressly modified by this Amendment (including its recitals and attachments), all of the terms, conditions, and agreements contained in the Distributorship Agreement, including the Annexes to the Distributorship Agreement that remain in effect, are hereby ratified and confirmed and shall remain in full force and effect in accordance with their terms. This Amendment, together with its recitals and the Distributorship Agreement, sets forth the entire agreement between the Parties with respect to the subject matter hereof and supersedes and cancels any and all oral and written prior agreements (other than the Distributorship Agreement) and all contemporaneous oral agreements between them, express or implied, with respect to such subject matter, including without limitation the Prior Amendments which will be of no further force or effect. The Parties acknowledge that no representations or promises have been made to induce either of them to enter into this Agreement other than as may be specifically set forth in this Amendment.

CONFIDENTIAL TREATMENT REQUESTED

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be signed on its behalf by its duly authorized representative(s) as of the Effective Date.

.

Patterson Companies, Inc.	Sirona Dental Systems GmbH

By:__________________	By:_____________________

James W.Wiltz	Jost Fischer

Chief Executive Officer	Chief Executive Officer

For good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, Sirona Holdings LuxCo SCA, the ultimate parent entity of Sirona, signs this Amendment for the sole limited purpose of making the following covenant and for no other purpose whatsoever including, without limitation, assuming or becoming a party to or liable for any other obligation or any liability under the Distributorship Agreement as amended by this Amendment:  Sirona Holdings LuxCo SCA hereby agrees to issue PECs or the Sub Note, as described in items IX.C and D of this Amendment, respectively, if it is determined that it is to be the issuer thereof, and to comply with the dividend and capital redemption limitations described in item IX.C in respect of the PECs, if issued.

Sirona Holdings LuxCo SCA

By:____________________
Name:__________________
Title:__________________

CONFIDENTIAL TREATMENT REQUESTED

Annex 1 to Item IX. D

Form of Subordinated Promissory Note

SUBORDINATED PROMISSORY NOTE

THIS INSTRUMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN INTERCREDITOR AGREEMENT (THE “INTERCREDITOR AGREEMENT”) DATED AS OF [          ], 2005 BY AND AMONG [                             ] (THE “COMPANY”) AND [                             ], (“SENIOR LENDER”), AS LENDER PURSUANT TO THAT CERTAIN SENIOR CREDIT AGREEMENT DATED AS OF [         ], 2005 BY AND AMONG THE COMPANY, AND [                                ],  (“MEZZANINE LENDER”) AS LENDER PURSUANT TO THAT CERTAIN MEZZANINE CREDIT AGREEMENT DATED AS OF [         ], 2005, AS SUCH CREDIT AGREEMENTS HAVE BEEN AND HEREAFTER MAY BE AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME AND TO INDEBTEDNESS REFINANCING THE INDEBTEDNESS UNDER THOSE AGREEMENTS AS CONTEMPLATED BY THE INTERCREDITOR AGREEMENT; AND EACH HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE INTERCREDITOR AGREEMENT.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

SIRONA HOLDINGS LUXCO SCA OR A SUBSIDIARY THEREOF

SUBORDINATED PROMISSORY NOTE

[Amount]	[Place] [Date]

FOR VALUE RECEIVED, the undersigned, [  ] (“Issuer”), a company incorporated in [  ], hereby promises to pay to the order of Patterson Companies, Inc. or its registered assigns (the “Holder”), the principal sum of [          ] on June 30, 2016 (the “Maturity Date”) with interest thereon from time to time as provided herein.

Interest.  The Issuer promises to pay interest (“Interest”) on the principal amount of this Note (including any Basic Interest and PIK Interest added to the principal amount of this Note as provided in Sections 1(a) and 1(b) below) (the “Interest Rate”).  Interest on this Note shall accrue from and including the date of issuance through and until repayment of the principal amount of this Note and payment of all Interest in full, and shall be computed on the basis of a 360-day year of twelve 30-day months (actual/360 basis).  Interest shall be paid as follows:

CONFIDENTIAL TREATMENT REQUESTED

Basic Interest.  The Issuer shall pay Interest (“Basic Interest”) on the principal amount of this Note at the rate of 8% per annum, semi-annually in arrears until the Maturity Date on June 30 and December 31 of each year or, if any such date shall not be a business day, on the next succeeding business day to occur after such date (each date upon which Basic Interest shall be so payable, an “Interest Payment Date”), beginning on the date of this Note, by wire transfer of immediately available funds to an account at a bank designated in writing by the Holder; provided that if for any reason any portion of any such payment of Basic Interest is not made on the applicable Interest Payment Date, the amount of Basic Interest not so paid shall be added to the principal amount of this Note until such time as such Basic Interest is paid.  In the absence of any such written designation, any such Interest payment shall be deemed made on the date a check in the applicable amount payable to the order of Holder is received by the Holder at its last address as reflected in Issuer’s note register; if no such address appears, then to such Holder in care of the last address in such note register of any predecessor holder of this Note (or its predecessor).

PIK Interest.  In addition to Basic Interest, the Issuer shall pay Interest (“PIK Interest”) on the principal amount of this Note at a rate of US LIBOR per annum plus 2% per annum, semi-annually in arrears until the Final Maturity Date on each Interest Payment Date, beginning on the date of this Note, by adding an amount equal to the aggregate accrued but unpaid PIK Interest as of such Interest Payment Date to the principal amount of this Note.

No Usurious Interest.  In the event that any interest rate(s) provided for in this Section 1 shall be determined to be unlawful, such interest rate(s) shall be computed at the highest rate permitted by applicable law.  Any payment by the Issuer of any interest amount in excess of that permitted by law shall be considered a mistake, with the excess being applied to the principal amount of this Note without prepayment premium or penalty; if no such principal amount is outstanding, such excess shall be returned to Issuer.

Optional Prepayment.  Issuer shall be permitted at any time and from time to time to prepay all or a portion of the principal and accrued Interest on the Notes at any time without any prepayment fee or penalty.

Mandatory Prepayment.  Upon the occurrence of a Change of Control the Issuer shall prepay all of the Principal and Accrued Interest on the Note.

Acceleration.  On the occurrence of an Event of Default of the type referred to in paragraph (d) of the definition of Event of Default which is continuing, the outstanding principal of and all accrued Interest on this Note shall automatically become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived.  On the occurrence of an Event of Default other than of the type referred to in paragraph (d) of the definition of Event of Default which is continuing, the holder of this Note may declare the outstanding principal of and all accrued Interest on this Note to become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived.

“Event of Default” means any of the following events:

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CONFIDENTIAL TREATMENT REQUESTED

(a)                                  Non-payment.  The Issuer does not pay on the due date any amount payable pursuant to this Note and such payment is not made within 20 Business Days of notice given by the Holder of such failure.

(b)                                 Breach of Undertakings.  The Issuer breaches any other obligations it has given under this Note, however, no Event of Default will occur if the failure to comply is capable of remedy and is remedied within 40 Business Days of the Holder giving notice to the Issuer.

(c)                                  Cross default.

(i)                                     Any Financial Indebtedness of any member of the Group under the Senior or Mezzanine Facilities or otherwise but in any case in excess of EURO 40,000,000 in aggregate is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(ii)                                  Any creditor of the Issuer becomes entitled to declare any Financial Indebtedness of any member of the Group under the Senior or Mezzanine Facilities or otherwise but in any case in excess of EURO 40,000,000 in aggregate due and payable prior to its specified maturity as a result of an event of default (however described).

(d)                                 Insolvency.   The Issuer is unable or admits inability to pay its debts as they fall due or is deemed or declared under applicable law to be unable to pay its debts or suspends making payments on its debts generally or a moratorium is declared in respect of any indebtedness of the Issuer.

(e)                                  Unlawfulness and invalidity.

(i)                                     It is or becomes unlawful for the Issuer to perform any of its material obligations under this Note.

(ii)                                  Any obligation or obligations of the Issuer are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely effects the interests of the Holder under this Note.

(iii)                               This Note ceases to be in full force and effect or any subordination created under the Intercreditor Agreement ceases to be legal, valid, binding, enforceable or effective.

(f)                                    Repudiation.  The Issuer repudiates this Note.

(g)                                 Cessation of Business.  The Group as a whole ceases to carry on its business.

Information Rights.    The Issuer shall supply to the Holder:

18

CONFIDENTIAL TREATMENT REQUESTED

(i)                               as soon as they are available, but in any event within 120 days after the end of each of its financial years its audited consolidated financial statements for that financial year; and

(ii)                                  as soon as they are available, but in any event within 45 days after the end of each financial quarter, its unaudited management accounts for that financial quarter including in each case profit and loss accounts, balance sheet and cash flow statements and a management commentary thereon.

Dividends and share capital redemptions

Sirona Holdings LuxCo SCA shall not:

(i)                                     declare, make or pay any dividend (or interest on any unpaid dividend) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital); or

(ii)                                  repay or distribute any dividend or share premium reserve; or

(iii)                               pay any fee or other distribution to its shareholders other than customary management and advisory fees and costs payable to the Investors.

Sirona Holdings LuxCo SCA shall not make a redemption, repurchase, retirement, disposal, return, repayment or reduction of its share capital or quasi-equity or any redemption or reduction of its capital redemption or quasi-equity or other reserve except in respect of share capital or quasi-equity held by members of management of the Group as required pursuant to Sirona’s parent’s contractual obligations to such members of management.

Security.  This Note and the obligations contained herein are unsecured and will not be supported by guarantees from any member of the Group.

Subordination.  The Note will be subordinated only to the Senior Facilities and the Mezzanine Facilities (as the same may be amended, restated, refinanced, supplemented or otherwise modified from time to time) on terms to be negotiated with the agents for the Senior Facilities and the Mezzanine Facilities (but on the basis that if any enforcement action is permitted by the Noteholder prior to repayment and discharge in full of the Senior and the Mezzanine Facilities, the proceeds of such enforcement will be required to be turned over to the agents for the Senior and the Mezzanine Lenders).

Register; Assignment.  The Issuer shall maintain a register (the “Note Register”) in its principal offices for the purpose of registering the Note and any transfer or partial transfer thereof, which register shall reflect and identify, at all times, the ownership of record of any interest in the Note.  Upon the issuance of this Note, the Issuer shall record the name and address of the initial purchaser of this Note in the Note Register as the first Holder.  Upon surrender for registration of transfer or exchange of this Note at the principal offices of the Issuer, the Issuer shall, at its expense, execute and deliver one or more new Notes of like tenor and of denominations of at least $1,000 (except as may be necessary to reflect any principal amount not

19

CONFIDENTIAL TREATMENT REQUESTED

evenly divisible by $1,000) of a like aggregate principal amount, registered in the name of the Holder or a transferee or transferees.  Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by written instrument of transfer duly executed by the Holder of such Note or such holder’s attorney duly authorized in writing.  This Note may be transferred or assigned, in whole or in part, by the Holder at any time with the prior written consent of the Holder.

Replacement of Note.  On receipt by the Issuer of an affidavit of an authorized representative of the Holder stating the circumstances of the loss, theft, destruction or mutilation of this Note (and in the case of any such mutilation, on surrender and cancellation of such Note), the Issuer, at its expense, will promptly execute and deliver, in lieu thereof, a new Note of like tenor.  If required by the Issuer, such Holder must provide indemnity sufficient in the reasonable judgment of the Issuer to protect the Issuer from any loss which they may suffer if a lost, stolen or destroyed Note is replaced.

Covenants Bind Successors and Assigns.  All the covenants, stipulations, promises and agreements in this Note contained by or on behalf of the Issuer shall bind its successors and assigns, whether so expressed or not.

Notices.  All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier (with receipt confirmed), courier service or personal delivery at the addresses set forth in the Company’s records.  All such notices and communications shall be deemed to have been duly given when: delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; if mailed, ten Business Days after being deposited in the mail, postage prepaid; or if telecopied, when receipt is acknowledged.

Amendment.  Amendments and modifications of the Notes may be made only pursuant to a writing signed by the Issuer and holders of Notes representing a majority of the aggregate outstanding principal represented by the Notes at the time of such amendment or modification.

GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED IN ACCORDANCE WITH, AND ENFORCED UNDER, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS OR INSTRUMENTS ENTERED INTO AND PERFORMED ENTIRELY WITHIN SUCH STATE.

Severability.  If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

Headings.  The headings in this Note are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Definitions.

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CONFIDENTIAL TREATMENT REQUESTED

“Acquisition” means the acquisition of Sirona Dental Systems Beteiligungs- und Verwaltungs GmbH by the Investors.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and Frankfurt am Main, and:

(a)                                  (in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)                                 (in relation to any date for payment or purchase of euro) any TARGET Day.

“Change of Control” means:

(a)                                  if none of the shares of Sirona Holdings LuxCo SCA or any of its subsidiaries are the subject of a Flotation, (A) the Investors ceasing to hold at least 50.1% of the voting shares or voting control in or otherwise control in the Issuer or (B) Madison Dearborn Partners and funds managed and advised by Madison Dearborn Partners (taken together) ceasing to hold more voting shares or voting control in or otherwise control in the Issuer than any other Initial Investor; or

(b)                                 if any of the shares of Sirona Holdings LuxCo SCA or any of its subsidiaries are the subject of a Flotation, (A) one or more of the Investors (taken together) ceasing to hold at least 30.1% of the voting shares or voting control in or otherwise control in the Issuer, (B) Madison Dearborn Partners owning less than a majority of such 30.1% of such voting shares or control or (C) any other person or persons acting in concert owning 30.1% or more of the voting shares or voting control in or otherwise control of the Issuer;

For the purposes of the definition of “Change of Control”, “control” means, in relation to the Issuer or any other person:

(a)                                  the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(i)                                     cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the Issuer or such other person (as the case may be); or

(ii)                                  appoint or remove all, or the majority, of the directors or other equivalent officers of the Issuer or such other person (as the case may be); or

(iii)                               give directions with respect to the operating and financial policies of the Issuer or such other person (as the case may be) which the directors or other equivalent officers of the Issuer or such other person (as the case may be) are obliged to comply with; or

(b)                                 the holding of more than one-half of the issued share capital of the Issuer or such other person (as the case may be) (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

21

CONFIDENTIAL TREATMENT REQUESTED

For the purposes of the definition of “Change of Control”, “acting in concert” means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition of shares in the Issuer by any of them, either directly or indirectly, to obtain or consolidate control of the Issuer.

“Default” means an Event of Default or any event or circumstance which would (with the expiry of a grace period or the giving of notice or any combination of the foregoing) be an Event of Default.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)                                  monies borrowed or raised;

(b)                                 any amount raised by acceptance under any acceptance credit facility or by a bill discounting or factoring credit facility;

(c)                                  any amount raised pursuant to any note purchase facility or the issue of bonds, notes (other than credit notes issued in the ordinary course of trade), debentures, loan stock or any similar instrument;

(d)                                 the amount of any liability in respect of any lease or hire purchase contract or other agreement which would, in accordance with the Accounting Principles, be treated as a finance or capital lease;

(e)                                  receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)                                    any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(g)                                 any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(h)                                 any amount raised by the issue of shares which are redeemable on or before the last Termination Date and the termination date under the Mezzanine Facility;

(i)                                     any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind the entry into the agreement is to raise finance or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 180 days from the date on which the goods were delivered or services were performed;

(j)                                     any amount raised under any other transaction (including any forward sale or purchase agreement) required to be accounted for as a borrowing in accordance with the Accounting Principles; and

(k)                                  (without double counting) the amount of any liability in respect of any guarantee or indemnity or similar assurance against financial loss for any of the items

22

CONFIDENTIAL TREATMENT REQUESTED

referred to in the preceding paragraphs of this definition and any agreement to maintain the solvency of any person whether by investing in, lending to or purchasing the assets of such person.

“Flotation” means the listing of any shares on any stock exchange or the grant of permission to deal in any such shares on any recognised exchange.

“Group” means Sirona Luxco Holdings CSA and its subsidiaries for the time being.

“Investors” means funds managed and advised by Madison Dearborn Partners and other investors selected by Madison Dearborn Partners as part of the equity (and quasi-equity) syndication of the equity and quasi-equity funding for the Acquisition (subject to Madison Dearborn Partners at all times owning a majority interest in, and being able to direct the affairs and control the composition of the board of directors or equivalent body of, such investors), and each of their or any subsequent successors or permitted assignees or transferees.

“Senior and Mezzanine Loan Agreements” means: the senior and mezzanine facilities agreements dated 29 April 2005 between, inter alios, JP Morgan PLC, JPMorgan Chase Bank NA, JP Morgan Europe Ltd and Blitz F04-506, as the same may be amended, restated, refinanced, supplemented or otherwise modified from time to time.

“US LIBOR” means: with respect to any calendar quarter, the rate of interest per annum (rounded to the nearest 1/16 of 1%) specified as the three month London Interbank Offered Rate (LIBOR) in The Wall Street Journal on the first business day immediately preceding the first day of such calendar quarter.

IN WITNESS WHEREOF, this Subordinated Promissory Note is executed and delivered as of the date first set forth above.

[SIRONA HOLDINGS LUXCO SCA]

By:

___________________________________

Name:
Title:

[SIGNATURE PAGE TO SUBORDINATED PROMISSORY NOTE]

23

CONFIDENTIAL TREATMENT REQUESTED
 [*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

Annex 3 to Distributorship Agreement

Prices of Contractual Products

in effect as of June 30, 2005

Product	Order Number	Patterson Price in US Dollars

CEREC 3, complete	5811000	$
consists of
imaging unit (without 3D software)	5851055	$[*]
milling unit (including 3D software)	5833400	$[*]
wireless connection	5855882	$[*]

inLab	5884742	$[*]
AK’s (dongles)
AK 100	5900563	$[*]
AK 200	5900571	$[*]
AK 500	5900589	$[*]
AK 1000	5900597	$[*]
AK 2000	5900605	$[*]

inEos Scanner, introduction offer through June 30th, 2005	6005909	$[*]

inEos Scanner, regular price starting July 1st, 2005	6005909	$[*]

Package Scanner+inLab	6005909 and 5884742	$[*]

Spare part and consumable prices will be set based on the Sirona’s current suggested resale spare part price list, less a [*]% discount to Patterson, unless exceptions are mutually agreed between Sirona and Patterson (e.g., special pricing for CEREC Club members)